SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss. 240.14a-12

                               CNET NETWORKS, INC.

                (Name of Registrant as Specified In Its Charter)

                                JANA PARTNERS LLC
                        SPARK MANAGEMENT PARTNERS, L.L.C.
                      VELOCITY INTERACTIVE MANAGEMENT, LLC
                           ALEX INTERACTIVE MEDIA, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


[  ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:


         2) Form, Schedule or Registration Statement No.:


         3) Filing Party:


         4) Date Filed:



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On January 7, 2008, JANA Partners LLC issued a press release  announcing that it had notified CNET Networks, Inc. (the "Issuer") of its intention to nominate seven people for election to the Issuer's Board of Directors at the next annual shareholders meeting. Certain of the Potential Participants (as defined below) also filed a Schedule 13D with the U.S. Securities and Exchange Commission that included Item 4 stating the following:

"Item 4. Purpose of Transaction.

         JANA originally acquired Shares after representatives of JANA met in October, 2007 with Paul Gardi of AIM, who described what he believed to be operating issues at the Issuer and stated his belief that addressing such issues could result in a significant increase in the value of the Shares. Following subsequent meetings, Gardi introduced JANA's representatives to representatives of Spark in November, 2007 to discuss working together to propose to the Issuer how these operating issues could be addressed. On December 3, 2007, JANA, CT-100, AIM and Gardi entered into a letter agreement (the "Letter Agreement") setting forth certain terms and conditions of their investment in the Issuer. In December, 2007, representatives of Spark introduced representatives of JANA to representatives of Velocity to discuss the same matters. On December 23, 2007, JANA, CT-100, AIM, Gardi and Velocity entered into an amended and restated agreement (the "Amended and Restated Agreement") which amended and restated the terms of the Letter Agreement, in order to, among other things, add Velocity as a party. The terms of the Amended and Restated Agreement are described in Item 6 of this Schedule 13D. CT-100 and Gardi will acquire Shares from JANA pursuant to the terms and conditions of the Amended and Restated Agreement. In connection with becoming a party to the Amended and Restated Agreement, Velocity has entered into an Option Agreement (the "Option Agreement") with JANA granting it the option to acquire Shares from JANA. The terms of the Option Agreement are described in Item 6 of this Schedule 13D.



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          Representatives of JANA held several calls with representatives of the
Issuer throughout the month of October, 2007 as well as a call on November 1, 2007 with the Issuer's Chief Executive Officer, Neil Ashe. On December 6, 2007, Santo Politi of Spark met with Jarl Mohn, the Chairman of the Board of Directors of the Issuer (the "Board"), to inform him of the investment in the Shares by JANA, CT-100 and Gardi and to discuss proposals for improving the operating
performance  of  the  Issuer.   Politi  proposed  a  follow-up  discussion  with
additional independent directors of the Issuer. In a subsequent conversation, Mr. Mohn informed Politi that any discussions with members of the Board would need to be coordinated by Ashe. In further communications with Ashe, it was communicated to Politi that a meeting with independent Board members would not be arranged, but rather the investors could meet with Ashe who would communicate later with the Board.

         On December 28, 2007, JANA delivered a notice (the "Notice") to the Issuer informing the Issuer of its intention (i) to propose two Class III nominees for election to the Board at the Issuer's 2008 Annual Meeting, (ii) to propose amendments to the Bylaws of the Issuer to (A) increase the size of the Board from eight directors to 13 directors, (B) delete a Bylaw provision providing that in case of any increase in the size of the Board in advance of an annual meeting of stockholders, additional directors shall be elected by the directors then in office, (C) delete a Bylaw provision providing that any newly created directorships resulting from an increase in the size of the Board shall be apportioned by the Board among the three classes of directors, and (D) add a Bylaw provision providing that any new directorship created as a result of an increase in the number of directors may be filled with a person elected by the stockholders, and (iii) to propose an additional five nominees for election to the Board to occupy the new directorships created by the adoption of the Bylaw amendments described in clause (ii) above. The Class III nominees are Paul Gardi and Santo Politi. The nominees for the new directorships created by the proposed Bylaw amendments described above are Jonathan Miller, Jaynie Studenmund, Julius Genachowski, Brian Weinstein and Giorgio Caputo.

         The Notice was accompanied by a letter from JANA (the "JANA Letter") to the Issuer in which JANA stated its view that certain provisions of the Issuer's Bylaws are either incorrectly interpreted by the Issuer and/or are either inapplicable or unenforceable under Delaware law. A copy of the JANA Letter is filed as Exhibit 1 to this Schedule 13D and is incorporated herein by reference.

         On January 7, 2008, JANA Master Fund, Ltd. (the "Plaintiff"), an affiliate of JANA, filed a Verified Complaint for Declaratory and Injunctive Relief in the Court of Chancery of the State of Delaware (the "Complaint"). The Complaint alleges that the Issuer is improperly attempting (i) to apply Article II, Section 3 of the Issuer's By-laws to prohibit the Plaintiff from submitting its proposals for stockholder approval at the Issuer's 2008 annual meeting and
(ii) to apply Article III, Section 6 of the Issuer's By-laws to prohibit the Plaintiff from submitting its director candidates for election by the stockholders at such meeting. In the Complaint, Plaintiff seeks (i) a declaration that the Issuer's interpretation of Article II, Section 3, and
Article III, Section 6 of the Issuer's By-laws (the "Disputed By-laws") is invalid as a matter of law and (ii) an order preliminarily and permanently


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enjoining the application of the Disputed  By-laws to Plaintiff's  nomination of individuals as candidates for director and to Plaintiff's proposals to be presented for stockholder approval at the Issuer's 2008 Annual Meeting. The Complaint also alleges that if the Disputed By-laws are interpreted in the manner the Issuer urges, such By-laws are invalid as a matter of law because, among other reasons, they (i) impermissibly limit the fundamental right of stockholders of the Issuer to propose and transact business and to nominate candidates for director election at an annual meeting, (ii) impermissibly treat holders of the same class of stock of the Issuer differently and unequally, and
(iii) impose an unreasonable requirement on the stockholders of the Issuer that does not further a legitimate or proper purpose. In the Complaint, Plaintiff also seeks an order compelling the Issuer to produce certain requested stocklist materials pursuant to 8 Del. C. ss. 220. A copy of the Complaint is filed as
Exhibit 2 to this Schedule 13D and is incorporated herein by reference.

         On January 7, 2008, JANA issued a press release (the "Press Release") announcing its intention to nominate seven people for election to the Board at the Issuer's 2008 Annual Meeting. A copy of the Press Release is filed as
Exhibit 3 to this Schedule 13D and is incorporated herein by reference.

         Except as set forth herein or as would occur upon completion of any of the actions discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D. The Reporting Persons intend to review their investments in the Issuer on a continuing basis and may engage in further discussions with management, the Board, other stockholders of the Issuer and other relevant parties concerning the business, operations, governance, management, strategy and future plans of the Issuer. Depending on various factors including, without limitation, the Issuer's financial position and strategic direction, the outcome of any discussions referenced above, actions taken by the Board, price levels of the Shares, other investment opportunities available to the Reporting Persons, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investments in the Issuer as they deem appropriate including, without limitation, purchasing additional Shares or selling some or all of the Shares held by the Reporting Persons, engaging in short selling of or any hedging or similar transactions with respect to the Shares and/or otherwise changing their intention with respect to any and all matters referred to in Item 4 of Schedule 13D."

A copy of the press release is filed herewith as Exhibit 1.

Information regarding the Potential Participants in a potential solicitation of proxies with respect to the Issuer's 2008 annual meeting of shareholders is filed herewith as Exhibit 2.